                                                                   EXHIBIT 11.1


                   COMPUTATION OF DILUTED NET INCOME PER SHARE

                                                                 THREE MONTHS ENDED
                                                                 SEPTEMBER 30, 1998
                                                                 ------------------
CALCULATION OF DILUTED NET INCOME PER SHARE
  AT SEPTEMBER 30, 1998

Weighted average common shares                                            5,296,016
Conversion of Preferred Stock to Common Stock
Common stock options outstanding using the
  treasury stock method                                                     119,548
                                                                         ----------
Total diluted weighted average common shares
  outstanding                                                             5,415,564
Net income                                                               $  866,365

Diluted net income per share                                                   0.16
                                                                         ==========

Common Stock Options                                        339,425
Weighted average exercise price                         $      4.39
                                                        -----------
Gross proceeds                                            1,490,076
Repurchase price                                        $      6.78
                                                        -----------
Shares repurchased                                          219,877
                                                        -----------

Net shares                                                  119,548
                                                        ===========


                                                                 THREE MONTHS ENDED
                                                                 SEPTEMBER 30, 1997
                                                                 ------------------
CALCULATION OF DILUTED NET INCOME PER SHARE
  AT SEPTEMBER 30, 1997

Weighted average common shares                                            1,331,976
Conversion of Preferred Stock to Common Stock                             2,667,002
Common stock options outstanding using the
  treasury stock method                                                     103,531
                                                                         ----------
Total diluted weighted average common shares
  outstanding                                                             4,102,509
Net income                                                                $ 656,945

Diluted net income per share                                                   0.16
                                                                         ==========

Common Stock Options                                        375,112
Weighted average exercise price                         $      3.62
                                                        -----------
Gross proceeds                                            1,357,905
Repurchase price                                        $      5.00
                                                        -----------
Shares repurchased                                          271,581
                                                        -----------

Net shares                                                  103,531
                                                        ===========